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                                                                       EXHIBIT 8


                                  May 28, 1996


Life Partners Group, Inc.
7887 East Belleview Avenue
Englewood, Colorado 80111

Ladies & Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of LPG Acquisition Company ("Acquisition"), a Delaware corporation and a direct wholly-owned subsidiary of Conseco, Inc. ("Conseco"), an Indiana corporation, with and into Life Partners Group, Inc. ("LPG"), a Delaware corporation.


     In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger among Conseco, Acquisition, and LPG dated as of March 11, 1996 (the "Merger Agreement"), the Joint Proxy Statement/Prospectus dated May 28, 1996 (the "Joint Proxy Statement"), included in Amendment No. 1 to Registration Statement on Form S-4, being filed by Conseco with the Securities and Exchange Commission on May 28, 1996 (the "Registration Statement"). In addition, we have obtained such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of Conseco, Acquisition and LPG.


     Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Joint Proxy Statement, and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Joint Proxy Statement and the Registration Statement and
(3) the accuracy of (i) the representations made by Conseco, which are set forth in the Officers' Certificate delivered to us by Conseco, dated the date hereof,
(ii) the representations made by LPG, which are set forth in the Officers' Certificate delivered to us by LPG, dated the date hereof and (iii) the representations made by certain shareholders of LPG in Certificates delivered to us by such persons pursuant to the terms of the Merger Agreement.

     Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that for federal income tax purposes:

          1. The Merger will constitute a reorganization within the meaning of
     Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").


          2. No gain or loss will be recognized by the shareholders of LPG with respect to the shares of the common stock of Conseco received by the shareholders of LPG in the Merger, except with respect to cash received by shareholders in lieu of fractional shares of the common stock of Conseco.


We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein.

     Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.


     This opinion is rendered solely for your benefit in connection with the transaction described above. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent.



     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Joint Proxy Statement.


                                            Very truly yours,


                                            /s/ WEIL, GOTSHAL & MANGES LLP